                                                                 EXHIBIT 99.29



                             FOX-PITT, KELTON INC.
                               380 MADISON AVENUE
                         NEW YORK, NEW YORK 10017-2513

CORPORATE FINANCE DEPARTMENT                             TELEPHONE; 212-687-1105
                                                         FAX: 212-682-0779
                                                         TELEX: 645217

STRICTLY CONFIDENTIAL

May 28, 1998

The Coordinating Committee of the Board of Directors
ALLIED Life Financial Corporation
701 Fifth Avenue
Des Moines, Iowa 50391

Attention: Mr. George D. Milligan and Dr. Dennis H. Kelly, Jr., members of the Coordinating Committee

Dear Sirs:

The Corporate Finance Department of Fox-Pitt, Kelton Inc. ("Fox-Pitt,
Kelton") is pleased to submit this letter (the "Agreement") confirming the terms under which Fox-Pitt, Kelton will serve as exclusive financial advisor to the coordinating committee of the Board of Directors (the "Coordinating Committee") of ALLIED Life Financial Corporation ("ALLIED Life" or the "Company") in connection with a potential acquisition of all or a portion of the outstanding shares of ALLIED Life (the "Transaction").

In this letter, we have outlined our approach, timing and fees in performing this work for you.

SCOPE OF WORK

Fox-Pitt, Kelton anticipates performing the following financial advisory services and such other services as the Coordinating Committee may reasonably request:

(BULLET)   EVALUATION OF BUSINESS AND FINANCIAL PROSPECTS. Fox-Pitt, Kelton
will meet with the Company's management to discuss its historical financial performance as well as its current and future business and financial prospects.

Mr. George D. Milligan and Mr. Dennis H. Kelly, Jr.
May 28, 1998
Page 2

(BULLET)   DETERMINATION OF RANGE OF VALUES. Utilizing several methodologies it views as being appropriate, Fox-Pitt, Kelton will prepare an independent valuation of the publicly-held shares of ALLIED Life and, if appropriate, the 6 3/4% preferred stock of the Company owned by ALLIED Mutual Insurance Company.

(BULLET)   LIAISON WITH ALLIED MUTUAL INSURANCE COMPANY AND ALLIED GROUP, INC.
If requested by the Coordinating Committee, Fox-Pitt, Kelton will serve as a liaison between the Coordinating Committee and the Boards of Directors (or special committees) and outside advisors of ALLIED Mutual Insurance Company and ALLIED Group, Inc., respectively, in connection with the tender offer by Nationwide Mutual Co. for all of the outstanding shares of ALLIED Group, Inc., Nationwide Mutual Co.'s proposed merger with ALLIED Mutual Insurance Company and any global solution relating to ALLIED Life, ALLIED Mutual Insurance Company and ALLIED Group, Inc.

(BULLET)   PROVISION OF FAIRNESS OPINION. If requested by the Coordinating
Committee, Fox-Pitt, Kelton will provide to the Coordinating Committee an opinion as to the fairness of the Transaction, from a financial point of view, to the public shareholders of ALLIED Life.

(BULLET)   WORKING WITH OUTSIDE ADVISORS. Fox-Pitt, Kelton will work with the outside financial, legal, actuarial and other advisors of the Company, ALLIED Mutual Insurance Company and ALLIED Group, Inc. in connection with its role as financial advisor to the Coordinating Committee.

Fox-Pitt, Kelton will render such other financial advisory and investment banking services as may from time to time be reasonably requested of Fox-Pitt, Kelton by the Coordinating Committee.

In performing its work, Fox-Pitt, Kelton will rely upon the assumption that the information provided to it by ALLIED Life or other relevant parties or from publicly available sources is complete and accurate in all material respects, and Fox-Pitt, Kelton assumes that all such information has been prepared on a reasonable basis. Fox-Pitt, Kelton will not assume any responsibility for the independent verification of such

Mr. George D. Milligan and Mr. Dennis H. Kelly, Jr.
May 28, 1998
Page 3

information, nor will it take any responsibility for the independent verification of the valuation or appraisal of the assets and liabilities of ALLIED Life. Fox-Pitt, Kelton shall maintain the confidentiality of non-public information furnished to it by the Company until such time as the Company authorizes the release of said information.

FOX-PITT, KELTON FEES

Fox-Pitt, Kelton's fees (collectively, the "Transaction Fee") for serving as the Coordinating Committee's financial advisor with regard to a Transaction will be as follows:

1. An initial, non-refundable advisory fee (the "Initial Advisory Fee") of $100,000 payable upon the signing of this Agreement.

2. A subsequent financial advisory fee (the "Fairness Opinion Fee") of $475,000 payable upon the delivery of an initial fairness opinion by Fox-Pitt, Kelton to the Coordinating Committee in connection with a Transaction, should such opinion be requested by the Coordinating Committee.

3. Should additional fairness opinions be required of Fox-Pitt, Kelton by the Coordinating Committee, other than an updated or supplemental fairness opinion, an additional fee (the "Additional Fee") of $125,000 per fairness opinion will be payable upon the rendering of such opinion or opinions.

4. Should the Transaction not be consummated or should this Agreement be terminated for any reason or should the Coordinating Committee not request a fairness opinion of Fox-Pitt, Kelton, the Company will pay to Fox-Pitt, Kelton a fee of $150,000 (the "Termination Fee"). This fee would be payable in addition to the Initial Advisory Fee.

5. Reimbursement for reasonable out-of-pocket expenses to include but not be limited to: travel, printing and production, outside legal fees (not exceeding $20,000, except with the written consent of the Company) and disbursements and related charges associated with Fox-Pitt, Kelton's work

Mr. Georges D. Milligan and Mr. Dennis H. Kelly, Jr.
May 28, 1998
Page 4

     on the Company's behalf. These amounts will be payable to Fox-Pitt, Kelton whether or not a Transaction is completed.

Periodically, with the Coordinating Committee's prior authorization, outside experts such as accountants may be required, and ALLIED Life will be responsible for their fees and related charges.

The Transaction Fee does not include the testimony of Fox-Pitt, Kelton professionals before regulatory, judiciary or other related bodies relating to the scope or findings of Fox-Pitt, Kelton's work as defined in this Agreement. Any such testimony would be at Fox-Pitt, Kelton's normal hourly rate as set forth in the attached Exhibit B.

ENGAGEMENT PERIOD

The engagement period (the "Engagement Period") for Fox-Pitt, Kelton to serve as financial advisor shall begin upon the signing of this Agreement and shall continue until this Agreement is terminated. The Engagement Period may be terminated by either party hereto upon 30 days prior written notice to the other party, unless mutually agreed upon by the parties, provided, however that,
(a) termination of Fox-Pitt, Kelton's engagement hereunder shall not affect the Company's continuing obligation to indemnify Fox-Pitt, Kelton and certain related persons as provided in Exhibit A; (b) If at any time prior to March 31, 1999, the Company receives a proposal regarding a Transaction (other than a transaction with Nationwide Mutual Co.) or the Company proposes to enter into a transaction (other than a transaction with Nationwide Mutual Co.), Fox-Pitt, Kelton shall have the right to act as the Company's exclusive financial advisor in connection therewith. In such event, Fox-Pitt, Kelton and the Company will, in good faith, enter into an advisory agreement concerning such Transaction containing terms and conditions that are usual and customary for similar agreements entered into by Fox-Pitt, Kelton in connection with transactions which are similar to the proposed Transaction; and (c) termination of Fox-Pitt, Kelton's engagement hereunder shall not affect the Company's obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein.

Mr. George D. Milligan and Mr. Dennis H. Kelly, Jr.
May 28, 1998
Page 5



GENERAL MATTERS

     ALLIED Life acknowledges and agrees that (a) Fox-Pitt, Kelton has been retained as an independent contractor to act solely in the capacity described in this Agreement and (b) all opinions and advice (written and oral) given by Fox-Pitt, Kelton to the Coordinating Committee in connection with this engagement are intended solely for the benefit and use of the Coordinating Committee (including its attorneys and accountants) and, except when required by law, may not be disclosed to any third party (except the Company's attorneys, accountants, agents or representatives) or circulated or referred to publicly without Fox-Pitt, Kelton's prior written consent. The Company acknowledges and agrees that Fox-Pitt, Kelton has been retained to act as financial advisor to the Coordinating Committee and its engagement hereunder is not on behalf of, nor intended to create any relationship with or due to, any other person. This Agreement may be amended only in writing and will be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state.

     As you know, Fox-Pitt, Kelton is a full-service securities firm and as such may from time to time effect transactions, for its own account or the accounts of customers, and hold positions in securities or options on securities of ALLIED Life, ALLIED Group, Inc. or any other entities that might be involved in merger and acquisition discussions with the Company.

     In connection with engagements such as this, it is Fox-Pitt, Kelton's policy to receive certain customary indemnifications. The Company agrees to the provisions in the attached Exhibit A, which is incorporated by reference into this letter and made a part hereof.

     Fox-Pitt, Kelton reserves the right to place a tombstone or any other type of similar advertisement in relevant newspapers or magazines, such as The Wall Street Journal, following the completion of a Transaction. We will review such advertisement with you prior to publication.

Mr. George D. Milligan and Mr. Dennis H. Kelly, Jr.
May 28, 1998
Page 6


Fox-Pitt, Kelton looks forward to working with the Coordinating Committee and ALLIED Life on this important assignment. If the foregoing accurately reflects the basis of our understanding, please countersign and return one of the two signed copies.

Sincerely,



/s/Joseph P. Beebe
Joseph P. Beebe
Director

Agreed and Accepted by ALLIED Life Financial Corporation

By:    /s/ Wendell P. Crosser
       -------------------------------

Date: May 28, 1998
      -------------------------------

                                                                       EXHIBIT A

                           INDEMNIFICATION AGREEMENT

ALLIED Life Financial Corporation ("ALLIED Life" or the "Company") will indemnify and hold harmless Fox-Pitt, Kelton Inc. ("Fox-Pitt, Kelton") and its affiliates and each of their respective directors, officers, employees, agents and controlling persons (each of them being an "Indemnified Party") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, and any action in respect thereof (including reasonable legal and other fees and expenses incurred by Fox-Pitt, Kelton or any other Indemnified Party in connection with investigating, preparing to defend or defending itself against any such loss, claim, damage or liability) (collectively, "Damages"),
(i) related to or arising out of (A) oral or written information provided by the Company, the Company's employees or other agents, which either the Company or Fox-Pitt, Kelton provides to any persons, or (B) other action or failure to act by the Company, the Company's employees or other agents or Fox-Pitt, Kelton at the Company's request or with the Company's consent, or (ii) otherwise related to or arising out of the engagement of Fox-Pitt, Kelton under the letter agreement dated May 28, 1998 (the "Agreement") or any transaction or conduct in connection therewith. ALLIED Life will reimburse each Indemnified Party for such Damages as they are incurred.

ALLIED Life will not, however, be liable in any such case to the extent that any such Damages described in clause (ii) above is found to have resulted solely from bad faith, gross negligence or willful misconduct on the part of Fox-Pitt, Kelton or such other Indemnified Party in discharging or failing to discharge its obligations hereunder and such finding is made in a court of competent jurisdiction. If multiple claims are brought against any Indemnified Party in any action or proceeding, with respect to at least one of which indemnification is permitted under applicable law and provided for under this Indemnification Agreement, ALLIED Life agrees that any judgment or award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or award expressly states that it, or any portion thereof, is based on a claim as to which indemnification is not available.

Promptly after receipt by an Indemnified Party of actual notice of the commencement of any such action or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against ALLIED Life, notify ALLIED Life in writing of the commencement thereof; provided, however, that the failure to give

Exhibit A
May 28, 1998
Page 2

such notice will not limit any Indemnified Party's right to indemnification hereunder or otherwise relieve ALLIED Life for any liability it may have hereunder or otherwise except and only to the extent that ALLIED Life is materially prejudiced by such failure. If any such notice is given to ALLIED Life, and regardless of whether or not ALLIED Life assumes the defense, ALLIED Life will be entitled to participate in the defense of such action or proceeding at its own expense. To the extent ALLIED Life wishes, it may assume such defense to be conducted by counsel chosen by it and reasonably satisfactory to the Indemnified Party. The Indemnified Party will, however, be entitled to employ counsel separate from ALLIED Life (other than local counsel) and from any other party in such action or proceeding (a) if the Indemnified Party shall have concluded based on advice from its counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company, or (b) if ALLIED Life has been given notice of the commencement of an action or proceeding and has failed promptly to assume the defense thereof as herein provided. In the event the Indemnified Party is entitled to employ outside counsel pursuant to the previous sentence and the conduct of such Indemnified Party is not found to have resulted solely from bad faith, gross negligence or willful misconduct, the fees and related charges of such separate counsel will be paid by ALLIED Life. ALLIED Life will not (i) without the Indemnified Party's prior written consent, which will not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under this Indemnification Agreement (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding, or (ii) be liable under this Indemnification Agreement for any settlement of any such action effected without its written consent (which shall not be unreasonably withheld), but if settled with the consent of ALLIED Life or if there be a final judgment in favor of the plaintiff in any such action in which the conduct of the Indemnified Party is not found to have resulted solely from bad faith, gross negligence or willful misconduct, ALLIED Life shall indemnify and hold harmless each Indemnified Party from and against any Damages by reason of such settlement or judgment.

ALLIED Life also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to ALLIED Life for or in connection with advice or

Exhibit A
May 28, 1998
Page 3

services rendered by an Indemnified Party pursuant to the Agreement, except to the extent that such liability arises solely from such Indemnified Party's bad faith, gross negligence or willful misconduct.

If the indemnification of an Indemnified Party provided for in this Indemnification Agreement is for any reason unavailable or insufficient to hold it harmless, ALLIED Life agrees to contribute to the Damages for which such indemnification is so held to be unavailable or insufficient in such proportion as is appropriate to reflect (i) the relative benefits to ALLIED Life and its shareholders, on the one hand, and to the Indemnified Party, on the other hand, of the matters contemplated by this Indemnification Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also relative fault of ALLIED Life, on the one hand, and the Indemnified Party, on the other hand, as well as any other relevant equitable considerations; provided, however, that to the extent permitted by applicable law, in no event will the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees and out-of-pocket expenses paid to Fox-Pitt, Kelton under the Agreement. For purposes of this paragraph, the relative benefits to ALLIED Life and its shareholders, on the one hand, and to the Indemnified Party on the other hand, of the matters contemplated by this Indemnification Agreement shall be deemed to be in the same proportion as the total value of the aggregate cash consideration and value of securities or any other property payable, exchangeable or transferable in any proposed or potential transactions and benefits received by ALLIED Life bear to the fees paid to the Indemnified Party under the Agreement. Relative fault shall be determined by reference to whether the relevant untrue or alleged untrue statement or omission or alleged omission relates to information supplied by ALLIED Life or an Indemnified Party, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. ALLIED Life and Fox-Pitt, Kelton agree that it would not be just and equitable if contribution pursuant to this Indemnification Agreement were to be determined by pro rata allocation (even if the Indemnified Parties were treated as one person for such purpose) or any other allocation method that does not take into account the equitable considerations referred to above.

In the event that an Indemnified Party is requested or required to appear as a witness or deponent or respond to document requests in

Exhibit A
May 28, 1998
Page 4

any action brought by or on behalf of or against ALLIED Life or another related party in which such Indemnified Party is not named as a defendant, ALLIED Life will promptly upon request, and subject to the terms and conditions of this Agreement, reimburse Fox-Pitt, Kelton and any Indemnified Party for all expenses incurred by them in connection with such Indemnified Party's appearing and preparing to appear as such a witness or deponent or responding to document requests including without limitation, the fees and expenses of its counsel, and will compensate Fox-Pitt, Kelton for the time of any professionals appearing in such a proceeding or otherwise attending to such matters at Fox-Pitt, Kelton's standard hourly rates in effect at that time.

The provisions of this Indemnification Agreement may be amended only in writing and shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state.

Neither termination nor modification nor the completion of the engagement of Fox-Pitt, Kelton under the Agreement shall affect the provisions hereof, which shall survive any such termination, modification or completion and remain operative and in full force and effect.

Agreed and Accepted by Fox-Pitt, Kelton Inc.

By:       -----------------------------------------------

Date:     -----------------------------------------------

Agreed and Accepted by ALLIED Life Financial Corporation

By:       -----------------------------------------------

Date:     -----------------------------------------------

                                                                       EXHIBIT B

                             Fox-Pitt, Kelton Inc.
                          Corporate Finance Department
                           Professional Hourly Rates*
                           Effective January 1, 1998





                       Managing Director          $500

                       Director                    400

                       Senior Vice President       300

                       Vice President              250

                       Associate                   200

                       Senior Analyst              150

                       Analyst                     100




* Rates are subject to change